Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MicroStrategy Incorporated:

We consent to the incorporation by reference in this registration statement on Form S-8 of MicroStrategy Incorporated of our reports dated February 12, 2014, with respect to the consolidated balance sheet of MicroStrategy Incorporated as of December 31, 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows, for the year ended December 31, 2013, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of MicroStrategy Incorporated.

/s/ KPMG LLP

McLean, Virginia

July 25, 2014